Exhibit 10.2

STOCK REDEMPTION AGREEMENT

This Stock Redemption Agreement (this “Agreement”) is made effective as of June 30, 2008 (the “Effective Date”), by and among Noble Manufacturing Group, Inc., a Michigan corporation (“Noble Manufacturing”), Noble International, Ltd., a Delaware corporation (“Noble International”) (each is individually referred to as “Seller”, and collectively, they are referred to as “Sellers”), Sid E. Taylor, a Michigan resident (“Taylor), and SET Enterprises, Inc., a Michigan corporation (sometimes referred to as the “Corporation”).

INTRODUCTORY STATEMENTS

A. The Corporation’s authorized capital stock consists of 50,000 shares of common stock (“Common Stock”). Noble Manufacturing owns 76.8627 shares of the Common Stock.

B. The Corporation has issued and outstanding 15,200 shares of Series A preferred stock (“Series A Stock”). Noble International holds 15,200 shares of Series A Stock.

C. The Corporation has issued and outstanding 6,000 shares of Series B preferred stock (“Series B Stock”). Noble International holds 6,000 shares of Series B Stock.

D. The Corporation is indebted to Seller for, among other things, (i) $1,272,000 in accrued but unpaid dividends on the Series A Stock and Series B Stock (collectively, the “Unpaid Dividends”), and (ii) $307,000 in unpaid fees pursuant (the “Service Fees”) to a certain Services Agreement between SET and Sumitomo Corporation of America (“Sumitomo”) dated as of August 1, 2003, as assumed by Noble Manufacturing pursuant to Assignment and Assumption of Services Agreement among Noble Manufacturing, Sumitomo and SET dated as of as of October 6, 2006 and as amended by the First Amendment to Services Agreement dated as of October 6, 2006 (as may be otherwise amended or modified, the “Services Agreement”)

E. The Corporation has agreed to pay the Unpaid Dividends and Service Fees, and to redeem all Stock owned by each Seller (the “Redemption”), and each Seller has agreed to have its Stock of the Corporation redeemed by the Corporation, all on the terms and conditions set forth in this Agreement.

F. Concurrently with the Closing, the Corporation has authorized and intends to obtain a credit facility from Bank of America, N.A. (the “Bank”) which will provide funds for the Redemption and for related corporate purposes.

AGREEMENT

In consideration of the above Introductory Statements and the promises and provisions set forth in this Agreement, the adequacy and sufficiency of which the parties acknowledge, the parties, intending to be bound, agree as follows:

1. Redemption. Each Seller shall sell to the Corporation, and the Corporation shall redeem from each Seller, the number of shares of the Corporation’s Common Stock, Series A Stock and Series B Stock (collectively, the “Stock”) set forth after each Seller’s name in Paragraphs A, B and C of the Introductory Statements above, which represents each Seller’s entire ownership interest in the Corporation.

2. Purchase Price. The aggregate consideration to be paid by the Corporation to the Sellers for the Stock is One Million Nine Hundred Twenty-One Thousand Dollars ($1,921,000.00) (the “Purchase Price”). The allocation of the Purchase Price to be paid to Sellers is set forth on the attached Exhibit A.

3. Terms of Payment. The Purchase Price payable to each Seller shall be paid at the Closing by cashiers’ or certified check(s) or by wire transfer(s), at each Seller’s option.

4. Transfer of Stock. At Closing, each Seller shall either duly endorse in blank certificate(s) evidencing the particular Stock being redeemed from such Seller as contemplated herein in a form ready for transfer or duly execute and deliver an assignment separate from certificate for such Stock, and shall execute any documents or assignments necessary to effectuate the transfer and conveyance of said Stock.

5. Seller’s Representations and Warranties. Each Seller represents and warrants to the Corporation the following with respect to itself (but not with respect to the other Seller):

(a) Sellers own their shares of the Stock free and clear of all pledges, liens, encumbrances, security interests, options, claims and other charges of every kind, except for certain security interests held by Comerica Bank, a Michigan banking corporation (“Comerica”). Except for a non-binding Letter of Intent entered into on April 28, 2008 with Asaba Management LLC (the “Asaba LOI”), Sellers have not entered into any contract or agreement, other than this Agreement, to sell or otherwise transfer any of such shares. By delivery of a certificate or certificates representing its Stock, along with appropriate transfer and release documentation from Comerica, Seller shall transfer clear and marketable title to such Stock to the Corporation at Closing.

(b) Sellers have full power and authority to execute this Agreement and to consummate the transactions contemplated in this Agreement. Sellers’ execution, delivery, and performance of this Agreement have been duly authorized by all necessary action of Sellers, and this Agreement is the legal, valid and binding obligation of Sellers, enforceable against Sellers in accordance with its terms.

(c) The execution and delivery by Sellers of this Agreement and the compliance with the terms and provisions of this Agreement will not result in (i) any violation of any federal, state or local laws, orders or regulations applicable to Sellers, or (ii) subject to Sellers receiving the consent of Comerica to the transactions contemplated by this Agreement, any violation of, or in conflict with, or breach the terms, conditions or provisions of, or constitute a default under, any agreement, or require or give to others any interest or rights, including rights of termination, cancellation or acceleration, with respect to any instruments, contracts or agreements, or require any authorization, consent, approval, exemption or other action by, or notice to or filing with, any court, administrative or governmental body which has not been obtained or given.

6. Corporation’s Representations and Warranties. The Corporation represents and warrants to each Seller as follows:

(a) The Corporation has full right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The Corporation’s execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action, and this Agreement is the legal, valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms.

(b) Neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, will constitute or cause a breach or violation of its articles of incorporation or bylaws, or other covenants or obligations binding upon the Corporation or affecting any of the Corporation’s properties.

(c) The execution and delivery by the Corporation of this Agreement and the compliance with the terms and provisions of this Agreement will not result in (i) any violation of any federal, state or local laws, orders or regulations applicable to Corporation, or (ii) any violation of, or in conflict with, or breach the terms, conditions or provisions of, or constitute a default under, any loan document mortgage, or other agreement or require or give to others any interest or rights, including rights of termination, cancellation, or acceleration, with respect to any instruments, loan documents, contracts, or agreements, or require any authorization, consent, approval, exemption, or other action by any court, administrative, or governmental body, which has not been obtained or will be obtained as contemplated by Section 9(a) below, or require any notice to, or filing with, any court, administrative, or governmental body which has not been obtained or given.

(d) The Corporation presently has, and immediately following the consummation of and after giving effect to, the execution and delivery of this Agreement, will be able to pay its known and reasonably anticipated debts as they become due in the usual course of business, or has or will have total assets which are greater than the sum of its total liabilities.

(e) Except as may be permitted pursuant to the terms of the Asaba LOI, the Corporation is not redeeming the Stock owned by Sellers for the purpose of immediate resale or has any present intention to sell or otherwise transfer any of the Stock, and has not accepted nor is currently evaluating any written offers to purchase any of the Stock or any substantial portion of the assets or the business of the Corporation or to merge the Corporation with or into any other entity.

7. Survival of Representations, Warranties and Release. The representations, warranties, agreements and release contained in this Agreement and in any writing or communication delivered pursuant to this Agreement shall survive the execution of this Agreement and the execution of the documents referred to in, or executed pursuant to, this Agreement, provided, however, that the representations and warranties of the Sellers (other than those set forth in Section 5(a), which shall not expire) and of the Corporation shall only survive for a period of one (1) year after Closing.

8. Closing. The Redemption transactions contemplated by this Agreement shall close at 12:00 noon on such date as the Bank is prepared to provide funds for the Redemption, but in no event later than July 11, 2008, at the offices of the Corporation in Warren, Michigan (the “Closing”), or such other place and time as may be mutually agreed upon by the parties.

9. Conditions to Close; Deliveries at Closing; Post-Closing Covenant.

(a) Sellers’ obligation to Close is contingent upon the following:

(i) No later than 12:00 noon on June 30, 2008, the Corporation shall deliver payment (in the manner set forth in Section 3 hereof) of the Unpaid Dividends and Service Fees;

(ii) Sellers shall have received releases from each of Comerica and Sumitomo and its affiliates in form and substance satisfactory to Sellers releasing and discharging Sellers from any and all obligations as guarantors or otherwise for any payments, debts or other undertakings of the Corporation owing to such entities; and

(iii) All of Purchaser’s representations and warranties under this Agreement shall be true, accurate and complete in all material respects.

(b) As part of the Closing, the following documents shall be delivered and the following actions shall be taken at or prior to the Closing:

(i) Frank Sovis shall execute and deliver his resignation as a director of the Corporation, effective as of the Closing, in form and substance acceptable to the Corporation;

(ii) The Corporation shall pay off the existing promissory notes and extensions of credit issued by its lenders with amounts as identified in the attached Exhibit B, and obtain from such lenders complete releases in favor of the Corporation, each Seller and guarantors from their respective obligations and guarantees with respect to such notes and extensions of credit;

(iii) The Corporation shall tender the Purchase Price to be exchanged for each Seller’s shares of the Stock;

(iv) Each Seller shall deliver the certificates and assignments provided for under Section 4 above; and

(v) All of Seller’s representations and warranties under this Agreement shall be true, accurate and complete in all material respects.

10. Breach of Agreement.

(a) In the event Seller or the Corporation, respectively, fails to observe or perform any term of this Agreement within five (5) days after being notified in writing of such failure, an Event of Default shall be deemed to have occurred.

(b) In the event an Event of Default occurs, then, in addition to any other remedy to which it may be entitled at law, the affected Seller (“Affected Seller”) may declare all obligations of the Corporation under this Agreement owing to the Affected Seller immediately due and payable.

(c) The Corporation shall reimburse the Affected Seller for any costs, charges and out-of-pocket expenses (including attorneys’ fees and all expenses of litigation or preparation for litigation for the Affected Seller) paid or incurred by the Affected Seller in connection with the collection and enforcement of this Agreement.

(d) In the event a Seller fails to observe or perform any term of this Agreement (the “Breaching Seller”), including, without limitation, being unable or unwilling to close on the terms and conditions set forth herein (provided that Purchaser is ready, willing and able to perform and all conditions have been satisfied), within five (5) days after being notified in writing of such failure, in addition to any other remedy to which it may be entitled at law, the Corporation may (i) seek specific performance against the Breaching Seller; and/or (ii) consummate the other transactions contemplated by this Agreement and pursue its other remedies against the Breaching Seller.

(e) Each Breaching Seller, jointly and severally, shall reimburse the Corporation for any costs, charges and out-of-pocket expenses (including attorneys’ fees and all expenses of litigation or preparation for litigation for the Corporation) paid or incurred by the Corporation in connection with the enforcement of this Agreement.

11. Release.

(a) Except as limited below and as set forth in Section 10 regarding defaults in the parties’ obligations under this Agreement, which shall not be released hereby, upon Closing of transactions contemplated by this Agreement (including receipt of all sums payable to Sellers hereunder) each Seller releases and forever discharges the Corporation, Taylor (in his capacity as a director, officer and shareholder of the Corporation, and otherwise) and each other director, officer and shareholder of the Corporation, and their successors, assigns, heirs, officers, employees and agents (collectively, the “Corporation Released Parties”) from and against all debts, actions, causes of action, suits, contracts, agreements, damages and any and all claims, demands and liabilities whatsoever of every kind or nature (all hereinafter collectively referred to as “Claims”) which any one or both of the Sellers has or may have, or ever had against the Corporation Released Parties, and whether known or unknown, contingent or otherwise, relating to either (i) Seller’s capacity as a shareholder of the Corporation, (ii) the fairness and the adequacy of the consideration received or to be received under this Agreement, (iii) any claim or future claim of pre-emptive rights or dividend distributions under the Articles of Incorporation of the Corporation, or the Second Amended and Restated Shareholders Agreement dated October 6, 2006 and (iv) any contractual relationship between the Corporation and a Seller or an affiliate of a Seller that is expressly terminated pursuant to this Agreement. This release shall not apply to Claims arising from (A) any contractual relationship between the Corporation and a Seller or an affiliate of a Seller that is not terminated pursuant to this Agreement, (B) actions intentionally taken by the Corporation Released Parties constituting fraud, or (C) gross negligence of a material nature.

(b) Except as limited below and as set forth in Section 10 regarding defaults in the parties’ obligations under this Agreement, which shall not be released hereby, the Corporation releases and forever discharges each of the Sellers and each of their respective officers, trustees, employees, agents, and beneficiaries, as appropriate, and their successors, assigns, and heirs (collectively, the “Seller Released Parties”), from and against all Claims which the Corporation has or may have, or ever had against the Seller Released Parties, and whether known or unknown, contingent or otherwise, including, without limitation, all Claims relating to the operation of the Corporation and its affiliates, any claim arising out of the relationship of any one or more of the parties prior to the Closing, or any related matters. This release shall not apply to Claims arising from (i) actions intentionally taken by any Seller Released Party constituting fraud, or (ii) gross negligence of a material nature.

12. Notice. Any notice given or required to be given under this Agreement shall be proper if in writing and mailed by registered or certified mail, return receipt requested. Notices shall be sent to the last known address of the intended recipient of which the sender is reasonably aware or of which the sender should be aware.

13. Benefit and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties, their heirs, legal representatives, successors and assigns and no party may assign or delegate any of such party’s rights or obligations hereunder without obtaining the prior written consent of all other parties.

14. Execution of Supplementary Documents. Each party agrees, upon written notice from any other party, to execute any other agreements, documents or instruments consistent with this Agreement necessary to carry out the intent of the transaction contemplated in this Agreement.

15. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be taken to be an original.

16. Entire Agreement. This Agreement, including any other writing or communication delivered pursuant to this Agreement, constitutes the entire agreement and understanding between the parties and supersedes any prior agreement or understanding relating to the subject matter of this Agreement.

17, Gender. Wherever in this Agreement words, including pronouns, are used in the masculine, they shall be read and construed in the feminine or neuter wherever applicable, and wherever in this Agreement words, including pronouns, are used in the singular or plural they shall be read and construed in the plural or singular respectively, wherever applicable.

18. Modification. No modification of this Agreement shall be binding unless in writing and signed by all of the parties to this Agreement.

19. Governing Law. This Agreement is entered into under, and shall be governed by and construed in accordance with, the laws of the State of Michigan in the same manner applicable to contracts made and to be performed entirely within such state and without giving effect to choice of law principles of such state.

20. Consent to Jurisdiction. The parties hereto consent to the exclusive jurisdiction and venue for the resolution of any disputes arising in connection with the interpretation or enforcement of this Agreement being in the United States District Court for the Eastern District of Michigan or the State of Michigan District Court located in Macomb County, Michigan.

21. Expenses. Except with respect to enforcement of this Agreement as otherwise provided for above, each party to this Agreement shall bear all expenses and costs incurred by such party in connection with the transactions contemplated in this Agreement.

22. Waiver. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the person or party against whom charged.

23. Invalid Provision. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid or unenforceable provision was omitted.

24. Miscellaneous. This Agreement is the result of a full and complete negotiation at arms length by all parties. Accordingly, no prior draft of this Agreement or its exhibits or schedules prepared by any party, shall be used to construe or interpret any provisions of the Agreement or exhibits or schedules. The parties to this Agreement expressly acknowledge that this Agreement was jointly drawn with an opportunity to participate by all of the parties and no inference shall therefore be drawn against any party based upon the identity of the preparer of this Agreement.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

SELLERS:

NOBLE MANUFACTURING GROUP, INC., a Michigan corporation

By:
Thomas L. Saeli
Its:	Chief Executive Officer

NOBLE INTERNATIONAL, LTD., a Delaware corporation

By:
Thomas L. Saeli
Its:	Chief Executive Officer

CORPORATION:

SET ENTERPRISES, INC., a Michigan corporation

By:
Sid B. Taylor
Its:	Chief Executive Officer

EXHIBIT A

PURCHASE PRICE ALLOCATION

1. 15,200 Series A Preferred Stock, and 6,000 Series B Preferred Stock	$1,920,999.00

2. 76.8627 Shares of Common Stock	$1.00

EXHIBIT B

PROMISSORY NOTES AND EXTENSIONS OF CREDIT TO BE DISCHARGED

1. Comerica Bank Term Note:	$895,504.85

2. Comerica Bank Revolver:	$9,312,360.76 (approximate	)

3. Sumitomo Corporation - Accounts Receivable	$1,333,333.33